Exhibit 10.1

SOFTWARE PURCHASE AND

INTELLECTUAL PROPERTY ASSIGNMENT AGREEMENT

Marwynn Group Operating Platform Phase 1 Core Platform

Acquisition Date October 15 2026

This Software Purchase and Intellectual Property Assignment Agreement (this “Agreement”) records the acquisition effective October 15, 2026 (the “Effective Date” or “Acquisition Date”), by Marwynn Holdings, Inc., a Nevada corporation (“Purchaser” or “MWYN”), from Zhituo Software Co., Limited, a Hong Kong private company limited by shares (“Developer” or “Zhituo”), with its registered office at RM03, 24/F, Ho King Comm CTR, 2-16 Fayuen ST, Mong Kok, Hong Kong. Purchaser and Developer may each be a “Party” and together the “Parties.” The Parties shall enter their actual signature dates below; the Acquisition Date does not represent that this document was signed on that date.

RECITALS

A. MWYN acquired from Zhituo, effective October 15, 2026, the proprietary Phase 1 Platform Core and associated intellectual-property rights described in this Agreement and Exhibit A, for use as the permanent core architecture for management of MWYN and its current and future subsidiaries.

B. The acquired software consists solely of Phase 1: the complete Platform Core, including the group layer, subsidiary framework, user and permission architecture, modular architecture, approval workflow engine, contract and license centers, AI-assistant framework, management dashboard, audit controls, source code, technical documentation and related intellectual property described in Exhibit A.

C. Phase 1 is intended to establish a fully functional, independently maintainable and extensible core platform. It is not intended to include all present or future subsidiary-specific operating modules, financial bookkeeping functions or third-party integrations.

D. Future modules may be developed only if and when MWYN determines they are needed, under a separate written statement of work or agreement. MWYN shall have no obligation to retain Zhituo for any future phase or module.

E. Zhituo represents that it has the authority and rights necessary to sell and assign the acquired Platform Core and related intellectual property and the personnel and expertise necessary to perform its remaining handover, remediation and warranty obligations.

1. DEFINITIONS

“Acceptance Criteria” means the acceptance requirements in Section 5 and Exhibit A.

“Deliverables” means the complete Phase 1 Platform Core and all source code, object code, repositories, configurations, schemas, database structures, APIs, scripts, interfaces, documentation, designs, workflows, prompts created specifically for MWYN, test materials, administrator credentials, deployment materials, manuals and other work product required by this Agreement or Exhibit A.

“Final Acceptance” means MWYN’s contractual acceptance of the acquisition of the Phase 1 Platform Core effective October 15, 2026, as acknowledged in Section 5. Final Acceptance does not waive conformity, handover, warranty or other obligations and does not certify that any undocumented test was performed.

“Open-Source Software” means software distributed under an open-source, source-available or similar third-party license.

“Phase 1” or “Platform Core” means the complete core platform described in Exhibit A.

“Production Environment” means the MWYN-controlled or MWYN-designated server environment on which the Platform is deployed.

2. SOFTWARE ACQUISITION AND HANDOVER

2.1 Effective October 15, 2026, Zhituo sold and assigned to MWYN, and MWYN acquired from Zhituo, the Phase 1 Platform Core, all Deliverables and the associated intellectual-property rights described in this Agreement and Exhibit

A. The consideration is stated in Section 6 and Exhibit B. The acquisition and transfer of ownership are effective on the Acquisition Date and are not postponed until actual issuance of the Consideration Shares.

2.2 This Agreement records a completed acquisition of the specified Phase 1 software, rather than an agreement solely to develop and purchase software in the future. Any remaining delivery, deployment, documentation, access-transfer or remediation work is a continuing obligation of Zhituo and does not defer MWYN’s ownership of the acquired software.

2.3 Zhituo shall not materially change the architecture, security model, deployment model, data-isolation model, modular architecture, AI safeguards or agreed Phase 1 scope without MWYN’s prior written approval.

2.4 Zhituo shall promptly complete any remaining administrative handover, deployment assistance and delivery of materials required by this Agreement, and in any event no later than thirty (30) calendar days after the Acquisition Date (the “Handover Deadline”). The Handover Deadline is not a future software acquisition date or a condition to the transfer of ownership.

2.5 Until all handover and remediation obligations are complete, Zhituo shall provide at least weekly written status updates and promptly report any anticipated delay, its cause, impact and corrective action. No extension of the Handover Deadline is effective unless approved in writing by MWYN.

2.6 If Zhituo fails to meet the Handover Deadline, MWYN may require an expedited cure plan at no additional cost and exercise its breach remedies under this Agreement and applicable law. Such failure does not automatically revest the acquired intellectual property in Zhituo or cancel the earned consideration. Any rescission, restitution or adjustment of consideration requires a written agreement of the Parties or relief granted by a court of competent jurisdiction.

3. PHASE 1 SCOPE

3.1 Exhibit A identifies the acquired Phase 1 Platform Core and its agreed specifications and performance requirements. Zhituo warrants that the acquired software is a functioning, extensible software platform, rather than merely a concept, prototype, wireframe or non-operational skeleton, subject to MWYN’s verification and remediation rights under Section 5.

3.2 Phase 1 shall establish the permanent architecture upon which future subsidiaries and future modules may be added. The Platform Core shall be designed so that a new subsidiary using existing modules can be created and configured without rewriting the Platform Core.

3.3 Phase 1 does not include the future subsidiary-specific modules and other excluded items expressly identified in Exhibit A. Such exclusions do not reduce Zhituo’s obligation to deliver a complete and extensible Platform Core.

3.4 Future modules are not included in the 4,000,000-share consideration and are not authorized by this Agreement.

4. TECHNICAL, SECURITY AND CONTROL REQUIREMENTS

4.1 Data Isolation. Subsidiary data shall be logically segregated so that users of one subsidiary cannot access protected information of another subsidiary unless expressly authorized at group level.

4.2 Role-Based Access. Permissions shall be configurable by user, subsidiary, role, module and action.

4.3 Audit Trail. Material actions, approvals and changes shall be logged with user, action and time information and protected against deletion or alteration by ordinary users.

4.4 Segregation of Duties. The workflow architecture shall support separation between initiation, review and final approval roles.

4.5 AI Human Review. AI-generated contracts, reports, communications or other action-oriented content shall first enter a draft/review state and shall not automatically be transmitted, executed or treated as finally approved.

4.6 AI Source Identification. When an AI assistant responds from an authorized knowledge base, the system shall identify supporting source material where technically supported and shall not be intentionally designed to fabricate a source.

4.7 MWYN-Controlled Deployment. The Platform shall be capable of deployment on infrastructure controlled or designated by MWYN. Zhituo shall not send MWYN confidential information to a public-cloud AI model without MWYN’s prior written approval.

4.8 Compliance Design. The Platform shall support auditability, access control, data retention configuration and distinction between current operations and planned capabilities. The Platform is an internal control tool and is not itself a legal determination of compliance with SOX, SEC, Nasdaq or other requirements.

5. ACQUISITION ACCEPTANCE AND CONFORMITY VERIFICATION

5.1 The Parties acknowledge MWYN’s acquisition and Final Acceptance effective October 15, 2026. Any remaining handover, deployment, access-transfer or documentation shall be completed under Sections 2 and 10. MWYN shall have fifteen (15) business days after complete delivery of the required materials and access to conduct conformity verification.

5.2 Exhibit A’s acceptance matrix remains the contractual performance standard for the acquired Platform Core. Zhituo shall demonstrate conformity with the multi-entity, module, permission, isolation, group-level, contract, license, workflow, audit, AI, data-security, deployment, source-code, documentation and ownership/control requirements. This Agreement does not substitute for actual test records or represent that undocumented tests have been performed.

5.3 If MWYN identifies a material nonconformity, it may provide a written deficiency list. Zhituo shall correct the deficiency at no additional charge within ten (10) business days, or another period approved in writing by MWYN, and resubmit the affected Deliverables for verification. Subsequent verification does not change the Acquisition Date.

5.4 By executing this Agreement, the Parties confirm the October 15, 2026 acquisition and contractual Final Acceptance. MWYN’s acceptance does not waive any representation, warranty, deficiency, missing Deliverable or right to remediation, indemnification or other available relief. Accounting recognition and securities disclosure shall be determined independently under applicable requirements.

6. EQUITY CONSIDERATION

6.1 As the sole consideration for the acquisition effective October 15, 2026 of the complete Phase 1 Platform Core, Deliverables and associated intellectual property, together with Zhituo’s continuing handover and warranty obligations, MWYN shall issue to Zhituo four million (4,000,000) shares of MWYN common stock (the “Consideration Shares”), subject to the issuance timing, adjustments and legal conditions in this Section and Exhibit B.

6.2 The 4,000,000 Consideration Shares purchase the complete Phase 1 Platform Core, all Deliverables and the intellectual-property rights assigned under this Agreement. They do not purchase or obligate Zhituo to develop future Phase 2, Phase 3 or subsidiary-specific modules.

6.3 The Consideration Shares were fully earned as contractual acquisition consideration on October 15, 2026. No additional shares are earned for post-acquisition handover, remediation, demonstrations, interim milestones or passage of time. No partial or duplicate award is created by subsequent verification or delivery.

6.4 The Consideration Shares were fully earned on the Acquisition Date; provided, however, that actual issuance and delivery may be deferred by MWYN until the earlier of (a) completion or termination of MWYN’s then-current at-the-market offering program and completion of any reverse stock split approved by MWYN’s Board of Directors and stockholders, as applicable, or (b) such other date as MWYN determines is appropriate after consultation with its securities counsel. Any deferral shall not increase the share number or entitle Zhituo to cash, interest, additional shares or other compensation. Deferral does not delay or condition MWYN’s ownership of the acquired Platform Core and assigned intellectual property.

6.5 The Consideration Shares are fixed at four million (4,000,000) shares of MWYN common stock on a pre-Reverse Stock Split basis (the “Pre-Split Share Number”). If, after the Effective Date and before actual issuance of the Consideration Shares, MWYN effects any stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification or similar change affecting its common stock, the number of Consideration Shares actually issuable shall be automatically and proportionately adjusted to preserve the same economic and ownership equivalence represented by the Pre-Split Share Number immediately before such event. For illustration only, a 1-for-10 reverse stock split would adjust 4,000,000 pre-split shares to 400,000 post-split shares. The Parties do not assign a contractual per-share price or fixed dollar purchase price.

6.6 For accounting, financial reporting, securities-law and stock-exchange purposes, the Consideration Shares shall be valued as required by applicable accounting principles and applicable legal and exchange requirements, as determined by MWYN in consultation with its accountants and legal counsel. Such valuation shall not change the fixed number of Consideration Shares.

6.7 No Contractual Lock-Up. The Consideration Shares are not subject to any contractual lock-up, market-standoff period, post-issuance minimum holding period or contractual restriction on sale under this Agreement. Following actual issuance, Zhituo may transfer the shares to the extent permitted by applicable securities laws. The shares are intended to be issued in an exempt transaction and may therefore constitute restricted securities under applicable law; only legally required legends, transfer restrictions and compliance documentation may be imposed. Zhituo shall provide investment representations reasonably requested to establish a lawful issuance or transfer. This Section does not accelerate the deferred issuance permitted by Sections 6.4 and 6.8, require registration of the shares or represent that immediate public resale is lawful.

6.8 Issuance is subject to MWYN Board approval and any shareholder, Nasdaq, regulatory, transfer-agent or other approval, notice, clearance or condition required by applicable law or exchange rules. The Parties acknowledge that the execution of this Agreement, the potential issuance of the Consideration Shares and the timing of any such issuance may be subject to Nasdaq shareholder-approval, pricing, aggregation, notification or other requirements. MWYN may delay issuance to the extent reasonably necessary to obtain advice, approvals or clearances or to comply with applicable requirements. Nothing in this Agreement constitutes a representation that any particular regulatory or exchange approval will be obtained.

7. FUTURE MODULES; CHANGE CONTROL

7.1 Any change to Phase 1 scope, schedule, architecture or Deliverables must be documented in a written change order signed by both Parties.

7.2 After Final Acceptance, MWYN may determine in its sole discretion whether and when additional business modules, integrations or enhancements are needed.

7.3 Each future module may be governed by a separate written statement of work specifying scope, specifications, timeline, acceptance criteria and separate consideration.

7.4 Zhituo shall have no exclusive right, preferred right, automatic renewal right or other entitlement to perform any future development. MWYN may engage Zhituo, its own personnel or any third party. The timing of MWYN’s ATM program, reverse stock split or other capital-markets activity shall not obligate MWYN to authorize any future module or phase.

8. OWNERSHIP AND INTELLECTUAL PROPERTY

8.1 Effective October 15, 2026, Zhituo irrevocably sells, transfers and assigns to MWYN all worldwide right, title and interest in and to the acquired Platform Core and Deliverables created specifically for MWYN, including copyrights, source code, object code, database schemas, APIs, workflows, designs, documentation, configurations, custom prompts, custom knowledge-base structures and derivative-development rights. Ownership passes on the Acquisition Date notwithstanding deferred issuance of the Consideration Shares, continuing handover or subsequent conformity verification. Any remaining work product created specifically for MWYN to fulfill this Agreement is assigned to MWYN immediately upon creation without additional consideration.

8.2 To the extent any Deliverable qualifies as a work made for hire, it is specially commissioned as a work made for hire for MWYN. To the extent it does not, Zhituo assigns it under Section 8.1.

8.3 Zhituo shall ensure that all employees, contractors and approved subcontractors contributing to the Deliverables have executed confidentiality and intellectual-property assignments sufficient to permit the assignment to MWYN.

8.4 Zhituo shall not incorporate copyleft, network-copyleft, source-disclosure or similar software that could require disclosure or licensing of MWYN proprietary source code without MWYN’s prior written approval. Zhituo shall provide a complete third-party software and open-source bill of materials as part of the acquired Deliverables and promptly remedy any omission. Third-party rights remain subject to their properly disclosed and approved licenses.

8.5 Zhituo shall execute further documents reasonably requested to evidence MWYN’s ownership and shall not assert any lien, license lock, disabling mechanism or access restriction against the accepted Platform.

9. NO VENDOR LOCK-IN; THIRD-PARTY DEVELOPMENT RIGHTS

9.1 Following Final Acceptance, MWYN shall have the unrestricted right, subject only to third-party licenses properly disclosed and approved under this Agreement, to use, operate, reproduce, maintain, modify, enhance, extend, integrate, commercialize and further develop the Platform itself or through any third party selected by MWYN.

9.2 No additional license fee, royalty, consent or approval from Zhituo shall be required for MWYN to exercise its ownership rights in the accepted Platform.

9.3 Zhituo shall not implement technical restrictions intended to prevent another qualified developer from maintaining or extending the Platform.

9.4 The architecture, source code and documentation shall be delivered in a form reasonably sufficient for a competent independent developer to continue development without Zhituo.

10. SOURCE CODE, CREDENTIALS AND DOCUMENTATION

10.1 Zhituo shall transfer to MWYN control of the acquired source-code repository and reasonably available project history and shall maintain MWYN access to any remaining development or remediation repository, with changes mirrored to MWYN at least weekly until handover is complete.

10.2 Final delivery shall include complete source code, repository history reasonably available, build/deployment instructions, database schema, dependency list, bill of materials, administrator credentials, environment/configuration documentation, API/interface documentation, module-development standards, architecture documentation and administrator/maintenance manuals.

10.3 MWYN shall not be operationally dependent upon a Zhituo-controlled account, credential, license key, server or proprietary access mechanism to operate the accepted Platform.

11. DATA SECURITY AND CONFIDENTIALITY

11.1 Each Party shall protect the other Party’s Confidential Information using reasonable safeguards. Zhituo may access MWYN data only as necessary to perform this Agreement and shall restrict access to authorized personnel.

11.2 Zhituo shall not use MWYN data to train any general-purpose model or for any purpose unrelated to this Agreement.

11.3 Zhituo shall promptly notify MWYN of any actual or reasonably suspected unauthorized access, disclosure, loss or security incident affecting MWYN systems or data and shall reasonably cooperate in remediation.

11.4 Upon termination or MWYN’s request, Zhituo shall return or securely delete MWYN data, subject only to legally required retention, and certify deletion if requested.

12. REPRESENTATIONS AND WARRANTIES

Zhituo represents and warrants that:

●	it has full authority to enter into and perform this Agreement and to assign the rights granted to MWYN;

●	the acquired Deliverables materially conform to Exhibit A and the Acceptance Criteria, and any nonconformity shall be remedied under this Agreement;

●	the delivered source code is reasonably complete and buildable using the disclosed dependencies and instructions;

●	the Deliverables do not knowingly contain malicious code, undisclosed backdoors, disabling devices or unauthorized access mechanisms;

●	it owns or has sufficient rights to all materials incorporated into the Deliverables and will not knowingly infringe or misappropriate third-party intellectual-property rights;

●	the acquired Deliverables are transferred free of liens and undisclosed ownership claims;

●	it will comply with applicable laws in performing the Agreement; and

●	its personnel and approved subcontractors are bound by obligations sufficient to support the confidentiality and IP assignment requirements of this Agreement.

13. WARRANTY AND SUPPORT

For ninety (90) days beginning on October 15, 2026, Zhituo shall correct at no additional charge reproducible defects causing the acquired Phase 1 Deliverables to materially fail the agreed specifications. Critical security vulnerabilities attributable to Zhituo’s code shall be addressed promptly. Expiration of this period does not excuse unperformed handover obligations or timely notified defects. Ongoing maintenance, support or future development after the warranty period requires a separate written agreement.

14. INDEMNIFICATION

Zhituo shall defend, indemnify and hold harmless MWYN and its affiliates, directors, officers and employees from third-party claims, damages, liabilities, judgments and reasonable legal fees arising from (a) alleged infringement or misappropriation by the Deliverables, (b) Zhituo’s breach of confidentiality or data-security obligations, or (c) Zhituo’s gross negligence, willful misconduct or violation of law. For an IP claim, Zhituo shall, at MWYN’s option and at Zhituo’s expense, obtain continued rights, modify or replace the affected item without material loss of functionality, or provide another remedy agreed in writing.

15. LIMITATION OF LIABILITY

Except for fraud, willful misconduct, gross negligence, confidentiality or data-security breaches, intellectual-property obligations, indemnification obligations, malicious code, unauthorized use of MWYN data, or breach of Section 9, neither Party shall be liable for consequential, special or punitive damages. Any negotiated general liability cap shall not limit the foregoing excluded matters.

16. PROJECT MANAGEMENT AND SUBCONTRACTORS

Zhituo shall designate a representative for handover and warranty work. Zhituo may not subcontract material remediation, security, AI, infrastructure or data-handling work without MWYN’s prior written consent and remains fully responsible for approved subcontractors.

17. TERM AND TERMINATION

17.1 This Agreement records the completed acquisition effective October 15, 2026 and continues for performance of the Parties’ remaining obligations. Termination does not automatically unwind the acquisition or ownership transfer.

17.2 MWYN may terminate remaining services for convenience on ten (10) days’ written notice. Zhituo shall promptly deliver all acquired work product, source code, credentials and project materials and cooperate in transition. Convenience termination does not cancel the earned Consideration Shares or revert the acquired intellectual property to Zhituo.

17.3 Either Party may terminate for material breach not cured within ten (10) business days after written notice; provided that breaches involving confidentiality, unauthorized data use, malicious code, intentional misconduct or material IP ownership defects may be terminated immediately if not reasonably curable.

17.4 Upon termination for Zhituo’s breach, MWYN retains the acquired software, assigned intellectual property and all available breach remedies, subject to applicable law. Zhituo shall deliver all MWYN data and acquired materials and shall not disable the Platform or withhold access. The earned consideration remains subject to applicable issuance conditions; any cancellation, rescission, restitution, damages offset or other adjustment requires a separate written agreement or relief granted by a court of competent jurisdiction.

17.5 Sections concerning confidentiality, data security, ownership of accepted Deliverables, indemnification, dispute resolution and other provisions intended by their nature to survive shall survive termination.

18. PUBLICITY AND USE OF NAME

Zhituo may not use the names, trademarks, ticker symbols or logos of Marwynn Holdings, Inc., EcoLoopX, NexaCore or any affiliate, or issue any press release or public statement concerning this Agreement or the Platform, without MWYN’s prior written approval.

19. INDEPENDENT CONTRACTOR

Zhituo is an independent contractor and has no authority to bind MWYN or any subsidiary. Nothing creates a partnership, joint venture, fiduciary relationship or employment relationship.

20. RECORDS AND AUDIT COOPERATION

Zhituo shall maintain records reasonably sufficient to support completion, software dependencies and IP provenance for at least three (3) years after Final Acceptance and shall reasonably cooperate with MWYN’s auditors, counsel and compliance personnel regarding the Platform.

21. GOVERNING LAW; DISPUTES

This Agreement shall be governed by the laws of the State of Nevada, without regard to conflict-of-law principles. The state and federal courts located in Clark County, Nevada shall have exclusive jurisdiction, and each Party consents to such jurisdiction and venue.

22. GENERAL

This Agreement, including Exhibits A and B and any signed change orders, constitutes the entire agreement concerning its subject matter and supersedes prior proposals and discussions concerning Phase 1. Amendments must be in writing signed by both Parties. Zhituo may not assign this Agreement without MWYN’s prior written consent. MWYN may assign it to an affiliate or successor in connection with a reorganization, financing, merger or sale of substantially all relevant assets. Electronic signatures and counterparts are effective. If any provision is unenforceable, the remaining provisions remain in effect.

SIGNATURES

MARWYNN HOLDINGS, INC.		ZHITUO SOFTWARE CO., LIMITED

By:	/s/ Yin Yan	By:	/s/ Dangwei Zhu
Name:	Yin Yan	Name:	Dangwei Zhu
Title:	CEO	Title:	CEO

Date:	10/15/2026	Date:	10/15/2026

EXHIBIT A

PHASE 1 ACQUIRED PLATFORM SCOPE AND SPECIFICATIONS

A.1 Phase 1 Objective

The software acquired by MWYN on October 15, 2026 comprises the fully functional core architecture of the Marwynn Group Operating Platform, a proprietary multi-entity enterprise operating and management platform for MWYN and its current and future subsidiaries. The following specifications define the acquired Platform Core and Zhituo’s continuing conformity obligations. Future subsidiaries, users, workflows, AI capabilities and business-specific modules may be added without rebuilding the Platform Core.

The acquired Platform Core shall enable MWYN to:

1.	create and administer multiple subsidiaries within one Platform;

2.	maintain separation of subsidiary-level data while permitting authorized group-level oversight;

3.	establish users, roles and permissions separately for each subsidiary;

4.	activate or deactivate modules for individual subsidiaries;

5.	establish approval workflows with complete audit trails;

6.	maintain centralized contract and license records;

7.	establish separate knowledge bases and AI assistants for the Group and individual subsidiaries;

8.	deploy and operate the Platform on infrastructure controlled by MWYN;

9.	add future subsidiaries using the existing Platform architecture; and

10.	develop additional modules internally or through any third-party developer without reconstruction of the Platform Core.

A.2 Group and Subsidiary Management Layer

The Platform shall provide a centralized Group Management Layer through which authorized MWYN management may create, view and administer subsidiaries. Each subsidiary shall constitute a separate legal-entity workspace.

For each subsidiary, the Platform shall support at minimum:

●	legal entity name and jurisdiction;

●	ownership information;

●	directors and officers;

●	operating status and base currency;

●	responsible management personnel;

●	enabled modules;

●	assigned users and roles;

●	licenses and permits;

●	contracts;

●	pending approvals;

●	alerts and reminders; and

●	a subsidiary-specific knowledge base.

Authorized MWYN group management shall have a consolidated dashboard. Subsidiary personnel shall only have access to the subsidiary, information and modules for which they have permission.

New Subsidiary Function

An authorized administrator must be able to create a new subsidiary without modification of the Platform Core source code when using existing modules. The standard process shall be: Create Entity -> Configure Entity -> Select Modules -> Assign Users/Roles -> Configure Approvals -> Configure Knowledge Base -> Activate Workspace.

A.3 Modular Architecture

The Platform shall use a modular architecture and maintain a Module Registry through which authorized administrators can enable or disable modules separately for each subsidiary. The architecture must allow additional modules to be developed and installed without material redesign of the Platform Core.

Zhituo shall document the technical standards necessary to create future modules, including applicable interfaces, APIs, data structures, authentication methods and module-registration procedures.

A.4 User, Role and Permission Management

Permissions shall be configurable by User -> Subsidiary -> Role -> Module -> Action. The system shall support group management, subsidiary management, department/user, legal/compliance and limited external-professional roles. One person may have different roles and permissions in different subsidiaries.

A.5 Approval Workflow Engine

The Platform shall include a reusable approval workflow engine configurable as Initiator -> Reviewer -> Approver -> Final Approval -> Record/Archive. Each action shall record user, action, date/time, status, comments, supporting documents and approval history. The architecture shall permit later addition of amount thresholds and transaction-specific approval authority. Phase 1 does not require amount-based financial approval rules.

A.6 Contract Management Center

Phase 1 shall include a functional Contract Center permitting authorized users to create contract records, upload contracts and related documents, categorize contracts by subsidiary, identify counterparties, record effective and expiration dates, assign responsible personnel, store templates, route contracts through approvals, maintain approval history, establish renewal/expiration reminders, search and retrieve contracts, and make authorized contract materials available to the applicable AI knowledge base. External e-signature integration is excluded unless separately agreed.

A.7 License and Certificate Center

For each subsidiary, users shall be able to record license/certificate name, issuing authority, jurisdiction, issue date, expiration date, responsible person, renewal status, supporting documents, notes and renewal requirements. The system shall provide configurable expiration reminders, and authorized group management shall be able to view upcoming expirations across subsidiaries.

A.8 Audit Trail and Internal Control Architecture

The Platform shall maintain an audit trail for material user and administrative activity. The audit trail shall record, as applicable: Who -> Did What -> To Which Record -> When -> Previous Status -> New Status. Material audit records shall not be deletable by ordinary users. The workflow engine shall support segregation of duties.

A.9 AI Assistant Framework

Phase 1 shall establish the technical framework for an MWYN Group AI Assistant and subsidiary AI assistants. Each subsidiary shall have a logically separated knowledge base. The AI framework shall be capable of retrieving authorized information from contracts, licenses, policies, procedures, uploaded documents, internal knowledge materials and other authorized Platform information.

AI answers should identify or cite the internal source materials relied upon where technically supported. The AI layer shall enforce the same user and subsidiary permissions applicable to the underlying information. AI-generated action-oriented content shall enter a draft/review state before external transmission or final approval.

The Platform shall be designed to permit AI models to operate on MWYN-controlled infrastructure. Phase 1 does not require Zhituo to provide GPU hardware or fully deploy a production-scale local large-language model; it shall provide a configurable model connection and the agreed AI framework.

A.10 Management Dashboard

The group-management dashboard shall show at minimum: subsidiaries and status; pending approvals; upcoming contract expirations/renewals; upcoming license expirations/renewals; tasks/alerts; and relevant Platform activity. The dashboard architecture shall permit future modules to add additional KPIs without rebuilding the core dashboard.

A.11 Data Isolation

Each subsidiary’s operational information shall be logically segregated. Ordinary users of one subsidiary shall not access another subsidiary’s protected information. Authorized MWYN group-level users may be granted consolidated access. The same isolation principles shall apply to documents, contracts, licenses, workflows, knowledge bases and AI retrieval.

A.12 Deployment and Administrative Control

The Platform shall be deployable on servers or infrastructure controlled or designated by MWYN. MWYN is entitled from the Acquisition Date to full administrative control necessary to operate the acquired Platform, including administrator credentials, source-code repositories, database administrative information, deployment configuration, application configuration, system documentation and technical access credentials. Any remaining handover shall be completed under Sections 2 and 10. MWYN shall not be operationally dependent on a Zhituo-controlled account.

A.13 Source Code and Technical Documentation

Final delivery shall include complete source code and reasonably sufficient technical documentation covering system architecture, database structure, module architecture, API/interface documentation, deployment procedures, administrator procedures and developer documentation sufficient for another qualified software developer to understand, maintain and continue development of the Platform.

A.14 No Vendor Lock-In

Following Final Acceptance, MWYN may use, operate, reproduce, maintain, modify, enhance, extend and further develop the Platform internally or through any third party selected by MWYN. Zhituo shall not implement technical restrictions intended to prevent such maintenance or development.

A.15 Items Expressly Excluded from Phase 1

Unless separately agreed in writing, Phase 1 does not require development of:

●	accounting/general ledger, accounts payable/accounts receivable, payroll or financial consolidation;

●	inventory or warehouse management;

●	EcoLoopX scrap-copper operations, black-mass production, battery-recycling production or logistics management;

●	NexaCore GPU operations, data-center management, power/solar project management or asset financing/leasing;

●	CRM;

●	external accounting, banking, ERP or e-signature integrations;

●	production-scale local GPU/large-model hardware procurement or hosting;

●	full migration of legacy systems beyond agreed test/baseline data; or

●	any other subsidiary-specific business module not expressly stated in Phase 1.

A.16 Future Modules

Following Phase 1, MWYN may determine in its sole discretion whether and when additional modules should be developed. Each future module may be governed by a separate written SOW specifying scope, specifications, timeline, acceptance criteria and consideration. MWYN has no obligation to engage Zhituo for Phase 2 or any subsequent development.

A.17 Acquired Platform Conformity Matrix

Acceptance Test	Required Result
A. Multi-Entity Test	MWYN can create a new subsidiary without Zhituo writing new Platform Core code when using existing modules.

B. Module Test	An administrator can activate/deactivate modules for individual subsidiaries.

C. Permission Test	Users can access only subsidiaries, modules and information for which they have permission.

Acceptance Test	Required Result
D. Isolation Test	EcoLoopX users cannot access protected NexaCore information and vice versa, except authorized group access.

E. Group-Level Test	Authorized MWYN management can access the consolidated group dashboard.

F. Contract Test	A test contract can be uploaded, routed for approval, approved and recorded with an audit trail.

G. License Test	A test license can be recorded and generate an expiration reminder.

H. Workflow Test	A test approval completes initiation, review, approval and archive stages.

I. Audit Test	Material actions are properly recorded in the audit trail.

J. AI Test	The AI framework retrieves authorized information from a designated knowledge base, identifies supporting source material where technically supported, and places generated action-oriented content into draft/review status.

K. AI/Data Security Test	Subsidiary and user permission restrictions apply to AI retrieval as well as ordinary Platform access.

L. Deployment Test	The Platform operates successfully in the MWYN-designated environment.

M. Source-Code Delivery Test	MWYN receives the complete source-code repository and necessary credentials.

N. Documentation Test	MWYN receives architecture, database, API/module, deployment and administrator documentation reasonably sufficient for an independent qualified developer to maintain and extend the Platform.

O. Ownership/Control Test	No Zhituo-controlled credential, license key or proprietary access mechanism prevents MWYN from independently operating or further developing the accepted Platform.

EXHIBIT B

EQUITY CONSIDERATION TERMS

1. Consideration Shares. Zhituo earned 4,000,000 shares of MWYN common stock on October 15, 2026 as consideration for the acquired Phase 1 Platform Core and assigned intellectual property. This is a pre-Reverse Stock Split number. Actual issuance may be deferred under Section 6.4 without delaying the acquisition or ownership transfer.

2. Pre-Split Basis; Automatic Adjustment. The 4,000,000-share number is a pre-Reverse Stock Split number and is not adjusted for market-price changes. It shall, however, be automatically and proportionately adjusted for any stock split, reverse stock split, stock dividend, recapitalization, combination, reclassification or similar event occurring after the Effective Date and before issuance. A 1-for-N reverse stock split will result in the post-split issuance of 4,000,000 divided by N shares, subject to the treatment of fractional shares under the applicable corporate action.

3. Earning Date. The entire adjusted Consideration Share entitlement was earned on October 15, 2026. Post-acquisition handover, verification and remediation do not generate additional consideration. Actual issuance remains subject to Section 6.4 and applicable legal conditions.

4. No Contractual Lock-Up; Securities-Law Compliance. No contractual lock-up, market-standoff period or post-issuance minimum holding period applies. Following actual issuance, transfers are permitted subject to applicable securities laws. Shares issued in an exempt transaction may be restricted securities and may bear legally required legends. No unrestricted resale or registration right is created. Deferred issuance under Section 6.4 remains effective.

5. Issuance Conditions and Timing. The acquisition and contractual earning of consideration occurred on October 15, 2026. Actual issuance remains subject to applicable MWYN corporate approvals and securities-law, stock-exchange, transfer-agent and regulatory requirements. MWYN may defer issuance under Section 6.4. Such deferral does not postpone transfer of the acquired software or intellectual property.

6. Valuation. Any valuation required for accounting, financial reporting, securities-law or stock-exchange purposes shall be determined by MWYN in consultation with its accountants and legal counsel and shall not alter the fixed share number.

7. Future Modules Excluded. The 4,000,000 shares are consideration solely for Phase 1, the Platform Core, the Deliverables and the associated IP rights. Future modules, later phases, integrations, maintenance beyond the warranty period and other future development require separate written agreement and separate consideration.

8. Capital-Structure Coordination. The Parties acknowledge that the Consideration Shares are stated on a pre-Reverse Stock Split basis so that a later reverse stock split does not increase Zhituo’s economic entitlement. The actual post-split share count shall be mechanically adjusted under the Agreement.